NUMBER: 500988

COMPANY ACT

                 CANADA
PROVINCE OF BRITISH COLUMBIA

CERTIFICATE OF INCORPORATION

I Hereby Certify that

TIMPETE MINING CORPORATION

has this day been incorporated under the Company Act

Issued under my hand at Victoria, British Columbia on July 19, 1995 /s/ John S. Powell JOHN S. POWELL Registrar of Companies